Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Energizer Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other(1)	7,292,334(2)	$36.15(1)	$263,654,335.77	$110.20 per $1,000,000	$29,054.71
Total Offering Amounts					$263,654,335.77		$29,054.71
Total Fee Offsets							$0
Net Fee Due							$29,054.71

(1)	The Proposed Maximum Offering Price Per Share, estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), for purposes of calculating the registration fee is $36.155, which was determined based on the average of the high and low prices one share of Energizer Holdings, Ins. (the “Registrant”) Common Stock, par value $0.01 per share (the “Common Stock”), on the New York Stock Exchange on January 24, 2023.
(2)	Represents 7,292,334 shares of Common Stock available for issuance under the Energizer Holdings, Inc. 2023 Omnibus Incentive Plan. Pursuant to Rule 416 of the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Stock that become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.